                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                 DIPLOMA P.L.C.,

                                       AND

                      BLACK BOX CORPORATION OF PENNSYLVANIA

                       RELATING TO THE SALE OF 100% OF THE

                          OUTSTANDING CAPITAL STOCK OF

                                  DIPLOMA, INC.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----

1.       SALE AND TRANSFER OF SHARES; CLOSING.....................................................................1

         1.1      Shares..........................................................................................1
         1.2      Purchase Consideration..........................................................................2
         1.3      Closing.........................................................................................2
         1.4      Closing Obligations.............................................................................2

2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.....................................................4

         2.1      Organization and Corporate Documents............................................................4
         2.2      Capitalization..................................................................................5
         2.3      Ownership of Shares.............................................................................6
         2.4      Sole Business...................................................................................6
         2.5      Authority of Seller;  Consents;  No Conflict....................................................6
         2.6      Title to Property; Encumbrances.................................................................7
         2.7      Compliance with Laws; Litigation................................................................9
         2.8      Condition of Assets............................................................................10
         2.9      Absence of Adverse Changes or Other Events.....................................................11
         2.10     Financial Statements;  Indebtedness;  No Undisclosed Liabilities...............................11
         2.11     Tax Returns....................................................................................12
         2.12     Employees and Labor Matters....................................................................14
         2.13     Employee Benefit Matters.......................................................................16
         2.14     Permits, Licenses, Etc.........................................................................18
         2.15     Intellectual Property Rights...................................................................18
         2.16     Material Contracts;  No Defaults;  Warranties..................................................18
         2.17     Principal Customers and Suppliers..............................................................19
         2.18     Broker or Finder...............................................................................19
         2.19     [Intentionally Left Blank].....................................................................20
         2.20     Environmental Matters..........................................................................20

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER......................................................20

         3.1      Authority of Buyer.............................................................................20
         3.2      Broker or Finder...............................................................................21
         3.3      Litigation.....................................................................................21
         3.4      Disclosure.....................................................................................21
         3.5      Financing......................................................................................21
         3.6      Section 338....................................................................................21

4.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  INDEMNIFICATION.................................22

         4.1      Survival of Representations, Warranties, Etc...................................................22
         4.2      Seller's Agreement to Indemnify................................................................22


         4.3      Buyer's Agreement to Indemnify.................................................................23
         4.4      Notice of Claims...............................................................................23
         4.5      Third Party Claims.............................................................................23

5.       GENERAL PROVISIONS......................................................................................25

         5.1      Governing Law..................................................................................25
         5.2      Notices........................................................................................26
         5.3      Assignment.....................................................................................26
         5.4      Entire Agreement; Amendments...................................................................26
         5.5      Interpretation.................................................................................27
         5.6      Waivers........................................................................................27
         5.7      Expenses.......................................................................................27
         5.8      Partial Invalidity.............................................................................28
         5.9      Further Assurances.............................................................................28
         5.10     Access to Books and Records....................................................................28
         5.11     Corporate Name.................................................................................28
         5.12     Counterparts...................................................................................29
         5.13     Third-Party Beneficiaries......................................................................29
         5.14     No Consequential or Special Damages............................................................29
         5.15     Guarantee......................................................................................29

                             INDEX OF DEFINED TERMS
                             ----------------------

Acquired Company                                     Section 2.1(a)
Assets                                               Section 2.5
Balance Sheet                                        Section 2.6(b)
Balance Sheet Date                                   Section 2.6(b)
Business                                             Background
Buyer                                                Caption
Buyer's Agreements                                   Section 3.1
Buyer's Basket                                       Section 4.3(b)
Buyer's Cap                                          Section 4.3(b)
Buyer's Losses                                       Section 4.2(a)
Claimant                                             Section 4.4
Closing                                              Section 1.3
Closing Date                                         Section 1.3
Closing Payment                                      Section 1.2(a)
Code                                                 Section 2.13(a)
Company                                              Background
Company Percentage                                   Section 2.2(b)(v)
Company Shares                                       Section 2.3(b)
Company Taxes Due                                    Section 2.2(b)(v)
D                                                    Caption
Dividend Tax                                         Section 2.11(b)(i)
ERISA                                                Section 2.13(k)(ii)
ERISA Affiliate                                      Section 2.13(k)(iii)
Escrow Agent                                         Section 1.2(b)
Escrow Agreement                                     Section 1.2(b)
Final Return                                         Section 2.11(b)(iii)
Final Taxes Due                                      Section 2.11(b)(iv)
Financial Statements                                 Section 2.10(a)
GAAP                                                 Section 2.8(c)
Indemnifying Party                                   Section 4.4
Liens                                                Section 2.3(a)
Material Adverse Effect                              Section 2.1(a)
Net Taxes Due                                        Section 2.11(b)(iv)
Noncompetition Agreement                             Section 1.4(a)(iv)
Notice of Claim                                      Section 4.4
Parent                                               Background
Parent Companies                                     Section 2.11(a)
Parent Tax Returns                                   Section 2.11(a)
Permits                                              Section 2.14
Plan                                                 Section 2.13(k)(i)
Pre-Closing Periods                                  Section 2.11(b)
Purchase Consideration                               Section 1.2
Real Property                                        Section 2.6(c)

Reorganization Taxes                                 Section 2.11(b)(iv)
Returns                                              Section 2.11(a)
Reorganization                                       Background
Required Cash Amount                                 Section 2.08(d)
Seller's Agreements                                  Section 2.5
Seller's Basket                                      Section 4.2(b)
Seller's Cap                                         Section 4.2(b)
Seller's Losses                                      Section 4.3(a)
Seller's Portion                                     Section 2.2(b)(vii)
Shares                                               Background
Side Letter                                          Section 1.4(xiii)
Structure                                            Section 2.6(c)
Subsidiary                                           Section 2.1(a)
Survival Period                                      Section 4.1
Tax                                                  Section 2.11(d)
Third Party Claim                                    Section 4.4

                            STOCK PURCHASE AGREEMENT



                  THIS STOCK PURCHASE AGREEMENT, made this 9th day of September, 1998, by and between DIPLOMA P.L.C., an English public limited company ("Diploma" or "Seller") and BLACK BOX CORPORATION OF PENNSYLVANIA, a Delaware corporation ("Buyer");

                                   BACKGROUND

                  WHEREAS, immediately prior to Closing (as defined herein), Diploma completed the reorganization of a portion of its corporate structure as more fully described on Schedule 2.1(a) hereto (the "Reorganization"); and

                  WHEREAS, Diploma owns all of the issued and outstanding capital stock of Diploma, Inc., a Delaware corporation ("Parent"); and

                  WHEREAS, Parent owns all of the issued and outstanding capital stock of Wakefield Electronics Group, Inc., a Delaware corporation (the "Company"), which operates a computer communications and networking products distribution business (the "Business"); and

                  WHEREAS, all of the issued and outstanding capital stock of Parent consists of an aggregate of one thousand, three hundred twenty-three (1,323) shares of common stock, par value US$1.00 per share (the "Shares"); and

                  WHEREAS, Seller desires to sell and Buyer desires to purchase the Shares for the consideration and on the terms set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.       SALE AND TRANSFER OF SHARES; CLOSING
         ------------------------------------

         1.1   Shares
               ------

         Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer good and marketable title to the Shares to Buyer, free and clear of all Liens (as defined herein), in accordance with the terms of this Agreement, and for the consideration set forth in Section 1.2 hereof, and Buyer will purchase the Shares from Seller.

         1.2   Purchase Consideration
               ----------------------

         The aggregate purchase consideration (the "Purchase Consideration") for the Shares will be Twenty-Five Million United States Dollars (US$25,000,000) payable as follows:

               (a) Twenty-One Million, Two Hundred Fifty Thousand United States Dollars (US$21,250,000) will be paid by Buyer at Closing (as hereinafter defined) by wire transfer of immediately available funds (the "Closing Payment") to such bank account or bank accounts as Seller shall reasonably designate in writing to Buyer; and

               (b) Three Million, Seven Hundred Fifty Thousand United States Dollars (US$3,750,000) will be deposited by Buyer at Closing into an escrow account to be held by Chase Manhattan Trust Company, National Association (the "Escrow Agent"), pursuant to the terms of the escrow agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"), to provide for a source, but not the only source, of the satisfaction of Seller's indemnification obligations, if any, under this Agreement.

         1.3   Closing
               -------

         The purchase and sale of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel, Buchanan Ingersoll Professional Corporation, at 301 Grant Street, 20th Floor, One Oxford Centre, Pittsburgh, PA 15219, at 8:30 a.m. (local time) on the date set forth in the first paragraph of this Agreement (the "Closing Date").

         1.4   Closing Obligations
               -------------------

         At the Closing:

               (a) Seller will deliver or cause to be delivered to Buyer:

                    (i) a certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for the transfer from Seller to Buyer of good and marketable title to the Shares, free and clear of all Liens;

                    (ii) the Escrow Agreement, duly executed by the Seller;

                    (iii) the legal opinion of Dewey Ballantine LLP, counsel for the Seller, duly executed and substantially in the form of Exhibit B attached hereto;

                    (iv) a noncompetition agreement, duly executed by the Seller, and substantially in the form of Exhibit C attached hereto (the "Noncompetition Agreement");

                    (v) Certificates of Incorporation, certified within 30 days of the Closing Date by the Secretary of State of Delaware, of the Parent and the Company;

                    (vi) Certificates of Good Standing dated within 30 days of the Closing Date issued by the Secretary of State of Delaware and of each state in which the Parent and the Company is qualified as a foreign corporation evidencing the corporate standing of each such corporation in such state;

                    (vii) evidence of due incorporation and good standing of each of the Subsidiaries (as defined herein), to be delivered as soon as available after the Closing;

                    (viii) a certificate of the Secretary of the Seller substantially in the form of Exhibit D attached hereto;

                    (ix) a certificate of the Secretary of each of the Parent and the Company substantially in the form of Exhibit E attached hereto;

                    (x) consents from third parties, including any governmental entity, landlord or other person material to the Business and necessary, in the reasonable opinion of Buyer, for the consummation by Seller of the transactions contemplated hereby;

                    (xi) resignations of and releases of liability from certain of the officers and directors of the Parent and the Company;

                    (xii) written wire transfer instructions for payment of the Closing Payment;

                    (xiii) a side letter (the "Side Letter") dated the Closing Date among the Seller, Diploma Holdings, Inc, and the Buyer as to certain matters and duly executed by the Seller and Diploma Holdings, Inc.; and

                    (xiv) all other documents and instruments reasonably requested by Buyer in connection with the consummation of these transactions.


               (b) Buyer will deliver to Seller:

                    (i) the Closing Payment by wire transfer of immediately available funds to the account specified in writing by Seller to Buyer;

                    (ii) the Escrow Agreement duly executed by Buyer and the Escrow Agent;

                    (iii) the legal opinion of Buchanan Ingersoll Professional Corporation, counsel for the Buyer, duly executed and substantially in the form of Exhibit F attached hereto;

                    (iv) consents from third parties, including any governmental entity, landlord or other person material to the Business and necessary, in the reasonable opinion of Seller, for the consummation by Buyer of the transactions contemplated hereby;

                    (v) a certificate of the Secretary of the Buyer substantially in the form of Exhibit G attached hereto;

                    (vi) the Non-Competition Agreement, duly executed by the Buyer;

                    (vii) the Side Letter, duly executed by the Buyer; and

                    (viii) all other documents and instruments reasonably requested by Seller in connection with the consummation of these transactions.

2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS
         ----------------------------------------------------

         As an inducement to Buyer to enter into this Agreement and to consummate these transactions, Seller, represents, warrants and covenants to Buyer and agrees that as of the Closing Date:

         2.1   Organization and Corporate Documents
               ------------------------------------

               (a) Each of the Parent and the Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to own or lease all of its assets, to own and operate its business, including, as to the Company, the Business, as now conducted. Each of the Parent and the Company is qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified other than any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean any event or condition that would have a material adverse effect on the Business or the financial condition or results of operations of the Acquired Companies (as defined herein), taken as a whole. The Parent has no subsidiaries other than the Company. Schedule 2.1(a) hereto sets forth all of the Company's direct or indirect subsidiaries (collectively, the "Subsidiaries" and individually, a "Subsidiary"; and collectively with the Parent and the Company, the "Acquired Companies" and individually, an "Acquired Company").

               (b) Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the requisite corporate power and authority to own or lease all of its assets, to own and operate its business as now conducted.

               (c) Except as set forth in Schedule 2.1(c) and except for the transactions consummated by the Reorganization, none of the Acquired Companies has, within the three-year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity. Schedule 2.1(c) also sets forth all of the fictitious names under which any of the Acquired Companies conducts or has within the three year period immediately preceding the date of this Agreement conducted business.

               (d) The Certificate of Incorporation of the Parent and all amendments thereto to date, certified by the Secretary of State of Delaware, and the Bylaws of the Parent, as amended to date, certified by the Secretary or an Assistant Secretary of the Parent, all of which have been delivered or otherwise furnished to Buyer, are true, complete and correct, and, except as set forth on
Schedule 2.1(d), the minute books of the Parent, which Seller has made available to Buyer and its counsel prior to the Closing Date, correctly reflect in all material respects all corporate actions taken at the meetings reported therein and correctly record all resolutions of the board of directors and shareholders of the Parent.

               (e) The Certificate of Incorporation of the Company and all amendments thereto to date, certified by the Secretary of State of Delaware, and the Bylaws of the Company, as amended to date, certified by the Secretary or an Assistant Secretary of the Company, all of which have been delivered or otherwise furnished to Buyer, are true, complete and correct, and, except as set forth on Schedule 2.1(e), the minute books of the Company, which Seller has made available to Buyer and its counsel prior to the Closing Date, correctly reflect in all material respects all corporate actions taken at the meetings reported therein and correctly record all resolutions of the board of directors and shareholders of the Company.

         2.2   Capitalization
               --------------

               (a) Schedule 2.2(a) hereto, except as otherwise provided therein, contains a complete and accurate list for each Acquired Company of its name, jurisdiction of incorporation, jurisdictions of qualification to do business and capitalization (including the identity of the stockholder and the number of shares (with stock certificate numbers) held by such stockholder).

               (b) The authorized capital stock of the Parent consists solely of one thousand five hundred (1,500) shares of common stock, par value US$1.00 per share. The Shares represent all of the outstanding capital stock of the Parent.

               (c) All of the outstanding equity securities of each Acquired Company, including the Shares, have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements, calls or commitments of any kind outstanding with respect to any securities of any of the Acquired Companies. None of the outstanding equity securities of any Acquired Company, including the Shares, was issued in violation of any preemptive rights, the Securities Act of 1933, as amended, including the rules and regulations thereunder, any state securities or

"blue sky" laws, or to the best of Seller's knowledge, any other applicable law. No Acquired Company owns or has the right or obligation to acquire any securities of any other person or any direct or indirect ownership interest in any other person.

               (d) Except as set forth on Schedule 2.2(d), any stockholder agreement to which any Acquired Company was a party has been terminated without further liability to any Acquired Company.

         2.3   Ownership of Shares
               -------------------

               (a) Seller owns the Shares, beneficially and of record, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature (collectively, the "Liens").

               (b) Parent owns all of the outstanding shares of capital stock of the Company (the "Company Shares"), beneficially and of record, free and clear of all Liens.

               (c) With the exception of the Shares and the Company Shares, all of the outstanding equity securities of each Acquired Company (other than nominal shares not in excess of the minimum legal requirement) is owned beneficially and of record by one or more of the Acquired Companies, free and clear of all Liens.

         2.4   Sole Business
               -------------

               (a) In the past six (6) years, the Parent has conducted no other business other than its ownership of the Shares and the ownership of substantially all of the equity in three other subsidiaries whose businesses are described on Schedule 2.4(a) hereto.

               (b) The Company was organized, incorporated and began conducting the Business in December 1, 1986. Seller has, directly or indirectly, owned not less than 93% of the issued and outstanding stock of the Company since 1990.

         2.5   Authority of Seller;  Consents;  No Conflict
               --------------------------------------------

         Seller has full corporate power and authority to enter into this Agreement, and each other agreement or instrument of Seller expressly required by this Agreement to be executed by it (collectively, the "Seller's Agreements"), to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions and provisions hereof and thereof. This Agreement has been duly authorized, executed and delivered by the Seller and is, and each of the Seller's Agreements, when executed and delivered by Seller, will be, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms except to the extent that such enforcement may be limited by (a) applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally, (b) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or in law or (c) public policy. The execution, delivery and performance by the Seller of this

Agreement and the Seller's Agreements do not require the consent of or notice to any third party, other than consents which have been obtained, supplier agreements or customer agreements, and except as set forth in Schedule 2.5. Except as set forth on Schedule 2.5, neither the execution and delivery of this Agreement or any of the Seller's Agreements nor the consummation of the transactions contemplated hereby and thereby will (x) conflict with or result in any violation of or constitute a default under (i) any term of the respective charters, Certificates of Incorporation or Bylaws (or equivalent documentation), as the case may be, of Seller or any Acquired Company, or (ii) any material agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which Seller or any Acquired Company is bound, other than supplier agreements or customer agreements, or (y) result in the creation of any Lien, security interest or charge upon any of the assets of any Acquired Company (the "Assets"), or (z) result in the cancellation, modification, revocation or suspension of any material license, certificate, permit or authorization held by the Seller or any Acquired Company.

         2.6   Title to Property; Encumbrances
               -------------------------------

               (a) The Parent does not own or lease any property other than the Company Shares and other property incidental to its corporate existence and ownership of the Company Shares.

               (b) The Company has good and marketable title in fee simple to all real property and good title to all personal property reflected on the most recent interim balance sheet of the Company and the Subsidiaries, which is dated July 31, 1998 (the "Balance Sheet"), and which is included in the Financial Statements (as defined herein), as owned by any Acquired Company and all real property and personal property acquired by any Acquired Company since July 31, 1998 (the "Balance Sheet Date"), in each case free and clear of all Liens except
(i) as set forth on Schedule 2.6(b), (ii) for sales and other dispositions of assets in the ordinary course of business since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, (iii) the lien of taxes not yet due and payable, (iv) manufacturer's and similar liens incurred in the ordinary course of business, and (v) such imperfections of title, restrictions and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the properties by any Acquired Company or otherwise materially impair the Business. The Company's customer mailing list is the exclusive property of the Company and no third party has any rights with respect thereto. Neither Seller nor any Acquired Company has sold its customer mailing list to any third party.

               (c) Schedule 2.6(c) contains a true and complete list of each parcel of owned real property and a list of each material facility, building, plant, factory, office, warehouse structure or other building (a "Structure") situated thereon. The Seller has heretofore furnished to Buyer true and complete copies of all deeds and other instruments of title with respect to any Acquired Company's ownership of the owned real property and, to the extent in the possession of Seller or any Acquired Company, policies of title insurance indicating and describing any Acquired Company's ownership of the owned real property and copies of any surveys or environmental reports relating to any real property owned or leased by any Acquired Company (the "Real Property").

               (d) Schedule 2.6(d) contains the most current available register of personal property owned by the Company, but not the Subsidiaries.

               (e) Schedule 2.6(e), except as set forth therein, contains a list of all real property leases, and material licenses and personal property leases under which the Parent or Company is the lessee or licensee, together with (i) the location of each of the leased real properties, (ii), the termination date of each such lease or license and (iii) the name of the lessor or licensor . Except for the lease in Chile referenced on Schedule 2.6(e), all material leases and licenses pursuant to which any of the Acquired Companies leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and there is not, under any such real property lease, personal property lease or license, any existing material default by any of the Acquired Companies or event that, with notice or passage of time, or both, would constitute a material default. True and complete copies of all real property leases, and such material licenses and personal property leases listed on Schedule 2.6(e), except as set forth therein, have been delivered to Buyer heretofore, as well as, to the extent in the possession of Seller or the Parent or the Company, copies of any title reports, surveys or environmental reports or audits relating to any leased real property. Except as set forth in Schedule 2.6(e), no such lease or license will require the consent of the lessor or licensor in order to consummate the transactions contemplated by this Agreement. For the purposes of this Section 2.6(e), a "lease" shall include any sublease and a "license" shall include any sublicense.

               (f) The personal property owned by the Acquired Companies and the personal property held by the Acquired Companies pursuant to a personal property lease, taken as a whole, is in good operating condition and repair, subject only to ordinary wear and tear. The Real Property and personal property described in Sections 2.6(b), 2.6(c) and 2.6(d) and the Real Property and personal property held by any Acquired Company pursuant to the leases and licenses described in
Schedule 2.6(e) comprise all of the real property and all of the material personal property used in the conduct of the Business.

               (g) Except as set forth in Schedule 2.6(g):

                    (i) To the knowledge of Seller or the Company, the Company is not in violation of, or default under, any legal requirement pertaining to any of the Real Property. No written notice of any uncured violation of any legal requirement, or of any covenant, condition, restriction or easement adversely affecting any Real Property or with respect to the use or occupancy thereof, has been received by Seller or the Company.

                    (ii) All of the Structures (A) are in good operating condition and repair, ordinary wear and tear excepted, (B) are adequate and suitable for the purposes for which they are currently used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by the Company therein, including gas, electricity, water, telephone, sanitary sewer or septic facilities and storm sewer, all of which services are maintained in accordance with all legal requirements;

                    (iii) No condemnation proceeding is pending or, to the knowledge of the Seller or the Company, threatened which would materially impair the occupancy, use or value of any Real Property;

                    (iv) To the knowledge of the Seller or the Company, no Structure, nor the operations of any Acquired Company therein or thereon, (A) is located outside of the boundary lines of the described parcel of land on which it is located, (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or (D) encroaches (other than encroachments of stoops, cellar steps, trims, cornices and similar projections, if any, upon any abutting street) on any property owned by, or easement granted in favor of, any person;

                    (v) There are no (i) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other person the right to acquire, use or occupy any portion of, any Real Property, (ii) outstanding options or rights of first refusal to purchase all or any portion of the Real Property or interest therein, and (iii) persons (other than the Company) in possession of any of the Real Property; and

                    (vi) With respect to each item of leased real property, (A) to the knowledge of Seller or the Company, relying on the provisions of the applicable lease without inquiry, the owner thereof has good and marketable title thereto, other than (I) recorded easements, covenants and restrictions that do not impair the current use, occupancy or value thereof and (II) the leasehold interest of the Company, (B) there is adequate ingress and egress (and a continuing right thereto), without the need for an easement, between paved public rights-of-way and such leased Real Property and (C) the Company has not sold, transferred or subjected to a Lien such leased Real Property or any interest therein.

         2.7   Compliance with Laws; Litigation
               --------------------------------

               (a) Seller and each Acquired Company have complied with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any federal or state court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Shares, each Acquired Company, the Assets or the Business.

               (b) All reports, schedules and/or returns of any administrative agency of the federal or any state or local government required to be filed by each Acquired Company have been filed.

               (c) Except as set forth in Schedule 2.7(c), there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller and the Company, threatened against or affecting the Shares, any of the Acquired Companies, the Assets or the Business, nor are there any lawsuits, claims, suits or proceedings pending in which any of the Acquired Companies or Seller is the plaintiff or claimant, that relate to the Shares, the Assets, any of the Acquired Companies or the Business and which involve the possibility of any judgment, order, award or other decision that would, if adversely determined, materially impair the ability of Seller to perform this Agreement, or the quality of title to the Assets, or adversely affect the normal operation of the Business, or result in liability for damages or might otherwise adversely affect any Acquired Company's right, title or interest in the Assets or the Business, Seller's right, title or interest in the Shares, the Parent's right, title and interest in the Company Shares, or the Company's right, title and interest in the equity securities of the Subsidiaries.

         2.8   Condition of Assets
               -------------------

               (a) The Assets include all such assets and properties as are necessary to conduct the Business in all material respects as it has heretofore been conducted by the Acquired Companies.

               (b) Schedule 2.8(b) sets forth a true and complete list of all insurance policies insuring the Company, any of its Assets or relating to its business. All such policies are on an "occurrence basis," which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the Acquired Companies' applicable insurance policy in existence on the date such event occurred would, subject to the terms, conditions and exceptions set forth in such policy, cover such claim. All such policies are in full force and effect and none of the Acquired Companies has received any notice of cancellation with respect thereto. During the past 5 years, no application by the Company for insurance with respect to its assets or its business has been denied for any reason.

               (c) The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of the Company, as applicable, in accordance with GAAP (as defined herein) and on a basis consistent with that of preceding periods, stating inventory at the lower of cost or market value.

               (d) At the Closing Date, the Company shall have cash in its bank account(s) (the "Required Cash Amount") of not less than (i) Five Hundred Eighty Thousand United States Dollars (US$580,000) plus (ii) an amount of cash necessary to pay the Dividend Tax (as defined herein). Seller and Buyer shall, within five (5) days of the Closing Date, determine the actual amount of cash that was in the Company's bank accounts as of the Closing Date and, within ten
(10) days of the Closing Date, the Seller shall pay to Buyer the difference if the actual cash amount at the Closing Date was less than the Required Cash Amount and the Buyer shall pay to Seller the difference if the actual cash amount at the Closing Date was more than the Required Cash Amount.

         2.9   Absence of Adverse Changes or Other Events
               ------------------------------------------

         Except as set forth in Schedule 2.9, since the Balance Sheet Date, the Company has not: (a) created or incurred any liability (absolute or contingent) except for liabilities incurred in the ordinary course of business; (b) loaned any money or otherwise pledged the credit of the Company, or mortgaged, pledged or subjected to any lien or otherwise encumbered any of the Assets; (c) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights of substantial value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed US$25,000; (e) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of, its capital stock (other than pursuant to the Reorganization and as described on Schedule 2.1(a) hereto); (f) suffered any labor disputes or organizational activity by its employees; (g) issued or sold any shares of its capital stock or rights, options or warrants to purchase its capital stock, or any securities convertible into its capital stock; (h) become bound by or entered into any material contract, commitment or transaction other than in the ordinary course of business; or (i) entered into any contract or agreement to do or perform any of the foregoing actions.

         2.10   Financial Statements;  Indebtedness;  No Undisclosed Liabilities
                ----------------------------------------------------------------

               (a) Exhibit H contains copies of the unaudited financial statements of the Company and the Subsidiaries for the periods ended and at September 30, 1995, 1996 and 1997, unreviewed revenue reports and income statements of the Company and the Subsidiaries for each month during the period October 1, 1997 through July 31, 1998, and the Balance Sheet (the "Financial Statements"). The Financial Statements, including the notes thereto: (i) are in accordance with the books and records of the Company; and (ii) are true, correct and complete and present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and its results of operations for the respective periods then ended, subject, in the case of the interim financial statements for the period ended and at July 31, 1998, to normal year-end adjustments which, to the knowledge of Seller and the Company, will not be material. Except as provided on Schedule 2.10(a), the Assets include all of the assets reflected in such Financial Statements and all assets acquired since the date of such Financial Statements, excepting only such Assets as have been consumed in the normal course of business or those that have become obsolete or unnecessary to the Business.

               (b) On the Closing Date, there shall be no outstanding indebtedness of the Acquired Companies for borrowed money.

               (c) On a consolidated basis, the Acquired Companies (including but not limited to the Parent) do not have any liabilities (whether accrued, absolute, contingent or otherwise) other than (i) liabilities set forth or provided for in the Balance Sheet or the notes thereto, (ii) liabilities of a type customarily reflected in a corporate balance sheet prepared in accordance with GAAP incurred since the Balance Sheet Date in the ordinary course of business, or (iii) other liabilities and obligations specifically disclosed on a Schedule hereto.

         2.11   Tax Returns
                -----------

         Except as disclosed on Schedule 2.11:

               (a) Each of the entities included from time to time within the consolidated group of entities in which the Parent was included for Tax purposes (collectively, the "Parent Companies") has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, each of the Parent Companies, for all periods ending on or prior to the Closing Date (the "Parent Tax Returns"). The Returns have accurately reflected and will accurately reflect in all material respects all liability for Taxes of the respective Parent Companies for the periods covered thereby.

               (b) (i) All Taxes and Tax liabilities of the Parent Companies for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the "Pre-Closing Periods") have been timely paid if due and payable prior to the Closing Date. No Tax liability (other than United States federal withholding tax payable in the amount of Four Hundred One Thousand and Seven Hundred United States Dollars (US$401,700) as a result of the payment by the Parent of a dividend to Seller immediately prior to the Closing Date in the amount of Eight Million, Thirty-Four Thousand United States Dollars (US$8,034,000) (the "Dividend Tax")) for any of the Acquired Companies has been or will be incurred or created as a result of the Reorganization.

                    (ii) The parties acknowledge and agree that Two Hundred Thousand United States Dollars (US$200,000) of the Required Cash Amount is an advance with respect to certain potential United States federal income tax liabilities of the Parent Companies (other than the Company) for the Pre-Closing Periods.

                    (iii) Seller shall prepare the final United States federal income tax return of Parent Companies for the period ending on the Closing Date (the "Final Return"), and shall provide a copy of such return for the reasonable review and comment by the Buyer at least thirty (30) days prior to its due date (including the due date as effectively extended). The Parent Companies will file any appropriate extension of the filing due date requested by Seller.

                    (iv) Seller and Buyer shall calculate the amount of United States federal income tax due to be paid with the Final Return (the "Final Taxes Due"), and the amount by which the Final Taxes Due were increased, if at all, as a result of the Reorganization (the "Reorganization Taxes"). The amount by which the Final Taxes Due exceeds the Reorganization Taxes is referred to herein as the "Net Taxes Due."

                    (v) Seller and Buyer shall calculate the portion of Net Taxes Due attributable to the Company (the "Company Taxes Due") by multiplying the Net Taxes Due by the Company Percentage (as defined herein). The "Company Percentage" is a fraction whose numerator is the amount of United States federal taxable income on the Final Return tax that is attributable to the Company on a stand-alone basis and whose denominator is the total amount of United States federal taxable income for the Parent Companies as a group on the Final Return.

                    (vi) The Parent shall be responsible for filing the Final Return and paying the Net Taxes Due. The Seller shall pay to Buyer for remitting with the Final Return an amount of cash equal to the Reorganization Taxes (if any). Upon receipt of the cash for the Reorganization Taxes (if any), Buyer shall cause Parent to file the Final Return and to pay the Final Taxes Due.

                    (vii) In the event that the amount determined by subtracting the Company Taxes Due from the Net Taxes Due (the "Seller's Portion") is less than $200,000, then Buyer shall promptly pay to Seller an amount of cash equal to the Seller's Portion. In the event that the Seller's Portion is greater than $200,000, then Seller shall promptly pay to Buyer an amount of cash equal to the Seller's Portion.

                    (viii) Seller and Buyer agree to cooperate with each other in all reasonable respects in order to effect the foregoing.

               (c) (i) Schedule 2.11 attached hereto sets forth (A) each taxable year or other taxable period of each of the Parent Companies for which an audit or other examination of such Parent Companies' Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or, to the knowledge of the Seller or the Company, scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or, to the knowledge of the Seller or the Company, scheduled to conduct) such audits or examinations and, to the knowledge of Seller or the Company, a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to United States federal income taxes of the Parent and the Company has been finally completed and the disposition of such audit or examination, (C) the taxable years or other taxable periods of each of the Parent Companies which will not be subject to the normally applicable statute of limitations for applicable Taxes as the result of the consent by the Seller or any of the Parent Companies that such otherwise applicable statute of limitations be extended, (D) the amount of any proposed adjustments (and the principal reason thereof) relating to any Returns for Tax liability of any of the Parent Companies, which have been proposed or assessed by any taxing authority for an open tax year of such company, and (E) a list of all notices received by any of the Parent Companies from any taxing authority relating to any issue which could materially affect the Tax liability of such company receiving such notice, which issue has not been finally determined and which, if determined adversely to such company, could result in a Tax liability. None of the Parent Companies has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                    (ii) All Taxes which any of the Parent Companies is (or was) required by law to withhold or collect have been duly withheld or collected, and have been or will be timely paid over to the proper authorities to the extent due and payable for periods ending prior to the Closing Date.

                    (iii) None of the Parent Companies is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

                    (iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any of the Parent Companies or any predecessor or Affiliate thereof and any other party (including Seller) under which the Buyer, or any of the Parent Companies could be liable for any Taxes or other claims of any party.

                    (v) No indebtedness of any of the Parent Companies consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Internal Revenue Code.

                    (vi) None of the Parent Companies has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Internal Revenue Code or any similar provision of the Internal Revenue Code or the corresponding tax laws of any nation, state or locality for periods ending prior to the Closing Date.

                    (vii) No election under Section 341(f) of the Internal Revenue Code has been made or shall be made prior to the Closing Date to treat any of the Parent Companies as a consenting corporation, as defined in Section 341 of the Internal Revenue Code.

                    (viii) None of the Parent Companies is a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Internal Revenue Code.

               (d) For the purposes of this Agreement, "Tax" or "Taxes" means all taxes, assessments, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of one or more Returns (as defined herein)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

         2.12   Employees and Labor Matters
                ---------------------------

               (a) Schedule 2.12(a), except as set forth therein, contains a true and complete list of all material contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, and use of the Company's property (other than pursuant to Plans disclosed on Schedule 2.13) between any Acquired Company and any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Buyer heretofore.

               (b) Schedule 2.12(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated, and true and complete copies of all such agreements have been delivered to Buyer heretofore. All labor, collective bargaining, union and similar agreements entered into by any other Acquired Company was entered into in the ordinary course of business and does not contain any unduly burdensome terms or provisions.

               (c) Except as set forth on Schedules 2.12(a) and 2.12(b), neither Buyer nor any Acquired Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of any Acquired Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such person who shall cease to be an employee of the Parent or the Company at or prior to the Closing. Neither Seller nor the Company has any reason to believe that any former employer of any of the employees of an Acquired Company is contemplating remedial action of any nature against that employee or any Acquired Company based on the employee having terminated the former employment and having become an employee of an Acquired Company.

               (d) There is not occurring or, to the knowledge of Seller or the Company, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against any of the Acquired Companies or their premises or products. Except for activities by the unions that are parties to any of the agreements listed on
Schedule 2.12(b) with respect to the existing members of such unions, to the knowledge of Seller or the Company, no union or other labor organization has attempted to organize any of the employees of any Acquired Company.

               (e) Each Acquired Company has complied with all legal requirements relating to employment and labor other than those legal requirements and, to the knowledge of Seller and the Company, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of an Acquired Company against any Acquired Company.

               (f) The names, titles and rates of compensation of all of the employees of the Acquired Companies are listed in Schedule 2.12(f). Except as disclosed in Schedule 2.12(f), none of such employees has indicated in writing to his or her employer any intention to terminate his or her employment with the Company.

        2.13   Employee Benefit Matters
               ------------------------

               (a) Schedule 2.13(a), except as set forth therein, contains a complete list of each Plan (as hereinafter defined). True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Buyer: (i) the Plan documents; (ii) a written description of any Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA (as defined herein); (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under the Internal Revenue Code of 1986, as amended (the "Code"); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all material documents and correspondence received from or provided to the DOL, IRS, and PBGC during the past two years.

               (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject any Acquired Company, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by any Acquired Company under the terms of each Plan and applicable legal requirement have been performed.

               (c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely except for (i) those reports which, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect and (ii) as described on
Schedule 2.13(c). With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been satisfied.

               (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived.

               (e) There are no pending or, to the knowledge of Seller or the Company, threatened actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against any Acquired Company, trustee, administrator, or fiduciary relating to any Plan, and neither Seller nor the Company has any knowledge of any facts that could form the basis of any such action. There is no pending or, to the knowledge of Seller or the Company, threatened or contemplated action by any governmental entity with respect to any Plan, and neither Seller nor the Company has knowledge of any facts that could reasonably be expected to cause or trigger any such an action.

               (f) The Company may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. No Acquired Company has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company (i) will create additional Plans covering employees of any Acquired Company, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

               (g) Neither any Acquired Company nor, in the case of Section 2.13(g)(i) hereof, any ERISA Affiliate maintains or has maintained any time, or contributes to or has contributed to or is or was required to contribute to, any
(i) plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Section 4980B).

               (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

               (i) To the knowledge of Seller or the Company, no event has occurred which could subject any Acquired Company to any material liability (i) under any legal requirement relating to any Plan, or (ii) resulting from any obligation of Seller to indemnify any Person against liability incurred with respect to or in connection with any Plan.

               (j) Each Plan which is intended to be qualified under Code
Section 401 has received, within the last five years, a favorable determination letter from the IRS. To the knowledge of Seller or the Company, no event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

               (k) Definitions:

                    (i) "Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by any Acquired Company for the benefit of current or former employees of any Acquired

Company, with respect to which any Acquired Company has or as of the date hereof may in the future have any liability or obligation to contribute or make payments of any kind.

                    (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    (iii) "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

         2.14   Permits, Licenses, Etc.
                -----------------------

         Each Acquired Company possesses, and is operating in compliance, in all material respects, with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of governmental entities necessary to
(i) occupy, maintain, operate and use the owned Real Property as it is currently used and (ii) conduct its business, in all material respects, as currently conducted (the "Permits"). To the knowledge or Seller or the Company, each Permit which the Company possesses has been lawfully and validly issued, and no proceeding is pending or threatened seeking the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit.

         2.15   Intellectual Property Rights
                ----------------------------

         Schedule 2.15 sets forth all of the material patents (including all reissues, divisions, continuations and extensions thereof), applications for patents, patent disclosures docketed, inventions, improvements, trademarks, trademark applications, trade names and registered copyrights owned by any Acquired Company, and all material licenses, authorizations, agreements and arrangements that concern the same or that concern material like items owned by others and used by any Acquired Company. Except as set forth on Schedule 2.15, neither Seller nor the Company has knowledge of, and the Company has not received any actual notice of, conflict with the asserted rights of others with respect to any of the foregoing intellectual property rights, or any other material intellectual property rights used in connection with the Business. The Company owns or is a licensee of all material rights to all patents, patent applications, inventions, trademarks, trademark applications, trade names and copyrights necessary to conduct the Business as presently conducted.

         2.16   Material Contracts;  No Defaults;  Warranties
                ---------------------------------------------

               (a) All outstanding sales orders and sales contracts of each Acquired Company have been entered into in the ordinary course of its respective business.

               (b) All outstanding purchase orders and purchase commitments of each Acquired Company have been incurred in the ordinary course of business.

               (c) All material sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of the Company, and true and complete copies of the same have been entered into in the ordinary course of business.

               (d) To Seller's knowledge, other than with respect to supplier agreements and other agreements entered into in the ordinary course of business, none of the Acquired Companies is restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world, and no officer, director or key employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to any Acquired Company.

               (e) Schedule 2.16(e) hereto contains a true and complete list of all material warranties granted or made with respect to products sold, or services rendered, by the Company in the past three years. None of the Subsidiaries made any warranties with respect to products sold or services rendered other than in the ordinary course of business. No Acquired Company has in the past three years, suffered any product liability or product warranty claims other than those that have occurred in the ordinary course of business consistent with its experience.

               (f) All contracts, agreements, understandings, arrangements and commitments, written or oral, of any Acquired Company were entered into in the ordinary course of business.

         2.17   Principal Customers and Suppliers
                ---------------------------------

               (a) To the knowledge of Seller, since July 1, 1998, no customer has given written notice (for any reason) of its intention to terminate its relationship with or adversely curtail its purchases from the Acquired Companies.

               (b) To the knowledge of Seller, since July 1, 1998, no supplier has given written notice (for any reason) of its intention to terminate its relationship with or adversely curtailed its accommodations, sales or services to the Company.

         2.18   Broker or Finder
                ----------------

         Neither the Seller nor any Acquired Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

         2.19   [Intentionally Left Blank]

         2.20   Environmental Matters
                ---------------------

         Except as set forth on Schedule 2.20, none of the Acquired Companies nor any of their affiliates owns, operates or leases or has owned, operated or leased any property on which any of them has used, generated, stored or disposed of any Hazardous Materials other than in the ordinary course of business and in compliance, in all material respects, with all applicable Environmental Laws, nor to Seller's knowledge have there been any Hazardous Materials used, generated, stored or disposed of by any previous owner or any other third-party on any property owned, operated or leased by any Acquired Company or any of their affiliates other than in the ordinary course of business and in compliance with all applicable Environmental Laws. "Environmental Laws" means all international, national, provincial, regional, federal, state, local or municipal statutes, laws (including, without limitation, principles of common law and decisional law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals, or requirements or authorizations of any governmental authority relating to the environment, natural resources, safety, or health of humans or other organisms. "Hazardous Materials" means any pollutants or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, or other compound, element, material, or substance in any form whatsoever (including, without limitation, products) regulated, restricted or addressed by or under any Environmental Law.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
         --------------------------------------------------

         As an inducement to Seller to enter into this Agreement and to consummate these transactions, Buyer represents, warrants and covenants to Seller and agrees that as of the Closing Date:

         3.1   Authority of Buyer
               ------------------

         Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and each other agreement or instrument of Buyer expressly required by this Agreement to be executed by it (collectively, the "Buyer's Agreements"), to consummate the transactions contemplated hereby without the consent of or notice to any third party, other than consents and notices obtained or given, and to comply with the terms, conditions and provisions hereof and thereof. All requisite corporate action has been taken to authorize the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated herein and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Buyer and is, and each of the Buyer's Agreements, when executed and delivered by Buyer, will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms. Neither the execution and delivery of this Agreement and the Buyer's Agreements nor the consummation of the transactions contemplated by it will (i) conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation, or Bylaws of Buyer, (ii) violate any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation applicable to Buyer or any of its respective assets or properties, or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative or self-regulatory authority which has not been obtained which would adversely effect its ability to perform its agreements hereunder or (iv) result in the cancellation, modification, revocation or suspension of any material license, certificate or permit or authorization held by the Buyer.

         3.2   Broker or Finder
               ----------------

         Buyer nor any party acting on its behalf has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

         3.3   Litigation
               ----------

         There is no action, suit or proceeding pending or, to the best knowledge of Buyer, threatened, which (i) questions the legality or propriety of these transactions or (ii) which might have consequences that would prohibit its entering into this Agreement or any other agreements to which it is a party or might have consequences that would materially and adversely affect its performance hereunder and under the other documents to which it is a party.

         3.4   Disclosure
               ----------

         No representation or warranty by Buyer in this Agreement or any Schedule or Exhibit, or any statement, list or certificate furnished or to be furnished by Buyer pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         3.5   Financing
               ---------

         Buyer has access to sufficient funds to consummate the transactions contemplated hereby.

         3.6   Section 338
               -----------

         The Buyer has not and will not make a Section 338 election under the Code in connection with the transactions contemplated by this Agreement.

4.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
         ----------------------------------------------------------------------

         All statements contained in any Schedule, Annex or Exhibit hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

         4.1   Survival of Representations, Warranties, Etc.
               ---------------------------------------------

         All representations and warranties of the parties made in this Agreement or as provided herein shall survive until March 31, 2000, notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that all representations and warranties made by Seller in Sections 2.2 (Capitalization), 2.3 (Ownership of Shares), 2.6(a) and (b) (Title to Property; Encumbrances) (limited, however, in the case of Section 2.6(b), solely as to title to the Real Property) and 2.11 (Tax Returns), and any cause of action by Buyer for fraud and only for fraud, shall survive until the applicable period of limitations (or any extension thereof) has expired (as the case may be, the applicable "Survival Period").

         4.2   Seller's Agreement to Indemnify
               -------------------------------

         Subject at all times to the limitations set forth in Section 4.1 above,

               (a) Seller shall fully indemnify and hold harmless and satisfy and defend Buyer and each Acquired Company and their respective affiliates, employees, representatives, attorneys, consultants, agents, successors and assigns against in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, Taxes, fines, costs or expenses (including, without limitation, reasonable legal and expert fees and expenses) (collectively, "Buyer's Losses") arising out of or resulting from (i) any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Seller made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder) or as provided herein, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification, and (iii) the failure of the Acquired Companies to keep true, complete and correct minute books, provided that any such Buyer's Loss must be directly and primarily related to the failure set forth in this Section 4.2(a)(iii).

               (b) Seller's liability hereunder shall be limited so that Seller shall not be obligated to pay any amount for indemnification under this Agreement for any Buyer's Losses, if any, until the aggregate of all such Buyer's Losses (net of available recovery under the title insurance policy with respect to the Real Property and except for those specifically provided for on the Balance Sheet) shall exceed, and only to the extent they shall exceed $150,000 (the "Seller's Basket") and in any case, shall not exceed the Purchase Consideration paid to the Seller by the Buyer (the "Seller's Cap"); provided, however, that the limitation on Seller's liability contained in this Section 4.2(b) shall not be applicable for any Buyer's Losses arising out of or resulting from (i) a breach of the representation and warranty set forth in Section 2.8(d) or (ii) Seller's fraud.

         4.3   Buyer's Agreement to Indemnify
               ------------------------------

               (a) Buyer shall fully indemnify and hold harmless and satisfy and defend Seller and its affiliates, employees, representatives, attorneys, consultants, agents, successors and assigns against in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, Taxes, fines, costs or expenses (including, without limitation, reasonable legal and expert fees and expenses) (collectively, "Seller's Losses") arising out of or resulting from (i) any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Buyer made in this Agreement (including, without limitation, the Schedules, Annexes and Exhibits hereto and the certificates delivered hereunder) or as provided herein, and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

               (b) Buyer's liability hereunder shall be limited so that Buyer shall not be obligated to pay any amount for indemnification under this Agreement for any Seller's Losses, if any, until the aggregate of all such Seller's Losses shall exceed, and only to the extent they shall exceed, $150,000 in the aggregate ("Buyer's Basket") and in any case, shall not exceed the Purchase Consideration paid to the Seller by the Buyer ("Buyer's Cap"); provided, however, that the limitation on Buyer's liability contained in this
Section 4.3(b) shall not be applicable for any Seller's Losses arising out of or resulting from Buyer's fraud.

         4.4   Notice of Claims
               ----------------

         Promptly after becoming aware of a claim for indemnification hereunder or the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party (a "Third Party Claim") which is subject to a claim for indemnification hereunder, such party or parties (the "Claimant") shall give written notice of such claim, action, suit or proceeding (a "Notice of Claim") to the party obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. So long as notice is given prior to the expiration of the Survival Period, failure of the Indemnified Party to give such notice promptly shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby.

         4.5   Third Party Claims
               ------------------

               (a) Except as hereinafter provided, the Indemnifying Party may elect to engage counsel to defend a Third Party Claim by providing notice to the Claimant not later than fifteen (15) business days following delivery by the Claimant to the Indemnifying Party of a notice of a Third Party Claim. The Indemnifying Party will cause such counsel to consult with the Claimant, as appropriate, as to the defense of such claim, and the Claimant may, at its own expense, participate in such defense, but in the case of such election the Indemnifying Party shall control such defense. The Indemnifying Party will cause such counsel so engaged to keep the Claimant informed at all times of the status of such defense.

               (b) (i) Notwithstanding the provisions of Section 4.5(a), the Claimant shall have the right to engage counsel and to control the defense of a Third Party Claim if the Indemnifying Party shall not have notified the Claimant of its appointment of counsel and control of the defense of a Third Party Claim pursuant to Section 4.5(a) within the time period therein provided or if the Indemnifying Party, in the reasonable opinion of Claimant, fails to diligently contest the Third Party Claim. The Claimant shall, in such case, cause counsel to consult with the Indemnifying Party, as appropriate, as to the conduct of such defense and the Indemnifying Party may, at its own expense, participate in such defense but the Claimant shall control such defense. The Claimant will cause such counsel so engaged to keep the Indemnifying Party informed at all times of the status of such defense.

                    (ii) Notwithstanding the engagement of counsel by the Indemnifying Party, the Claimant shall have the right, at its own expense, to engage counsel to participate jointly with the Indemnifying Party in the defense of a Third Party Claim if (x) the Third Party Claim involves remedies other than monetary damages and such remedies, in the Claimant's reasonable judgment, could have an adverse effect on the conduct of the Claimant's business or (y) the Third Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date or (z) the Third Party Claim involves a claim by the Buyer for monetary damages and the amount claimed is either subject to the Seller's Basket or in excess of the Seller's Cap or the Third Party Claim involves a claim by the Seller for monetary damages and the amount claimed is either subject to the Buyer's Basket or in excess of the Buyer's Cap.

                    (iii) If the Claimant chooses to exercise its right to appoint counsel under this Section 4.5(b), the Claimant shall deliver notice thereof to the Indemnifying Party setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Claimant may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Claimant shall thereupon have the right to appoint such counsel.

               (c) (i) The Indemnifying Party may settle any Third Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the Indemnifying Party pursuant to this Section 4.

                    (ii) The Indemnifying Party will not enter into a settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Indemnifying Party pursuant to this Section 4 or if such settlement does not include an unconditional release of the Claimant from all liability on any claims that are the subject matter of the claim without the written consent of the Claimant, which consent shall not be unreasonably withheld or delayed.

                    (iii) The Claimant will not enter into a settlement of a Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, unless the Claimant agrees not to seek indemnification for such claim.

                    (iv) As to any Third Party Claim of the type described in subsection (ii)(y) or subsection (ii)(z) of Section 4.5(b), the Claimant and the Indemnifying Party shall consult as to any proposed settlement. If the Claimant notifies the Indemnifying Party that it wishes to accept a bona fide proposed settlement and the Indemnifying Party is unwilling to do so, if the amount for which the Third Party Claim is ultimately resolved is greater than the amount for which the Claimant desired to settle, then the Claimant shall be liable only for the amount of the settlement, if any, which it would have paid had the Third Party Claim been settled as proposed by the Claimant.

                    (v) In determining whether to accept or reject any settlement proposal, each party shall act in good faith and with due regard for the reasonable commercial and financial interests of the other.

               (d) The parties shall use commercially reasonable efforts to minimize Seller's Losses or Buyer's Losses, as the case may be, from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such Third Party Claims, notwithstanding any dispute as to liability as between the parties under this Section 4. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith.

5.       GENERAL PROVISIONS
         ------------------

         5.1   Governing Law
               -------------

         This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its conflicts or choice of law provisions.

         5.2   Notices
               -------

         All notices or other communications required or permitted hereunder will be in writing and shall be delivered, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:




If to Buyer, to:                                            with a copy to:

Black Box Corporation of Pennsylvania                       Buchanan Ingersoll Professional Corporation
1000 Park Drive                                             One Oxford Centre, 20th Floor
Pittsburgh, PA 15055                                        301 Grant Street
Attn:  Fred C. Young, CEO                                   Pittsburgh, PA 15219-1410
Telecopy:  724-873-6608                                     Attn:  Ronald Basso, Esquire
                                                            Telecopy:  412-562-1041


If to Seller, to:                                           with a copy to:

Diploma PLC                                                 Dewey Ballantine, LLP
20 Bunhill Row                                              1301 Avenue of the Americas
London EC1Y 8UD                                             New York, NY 10019
Attn:  Bruce Mck. Thompson                                  Attn:  Douglas L. Getter, Esquire
Telecopy:  011-44-171-638-7651                              Telecopy:  212-259-6333

or to such address as such party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day (when delivered personally or when sent by facsimile transmission with evidence of delivery), five (5) days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

         5.3   Assignment
               ----------

         This Agreement may not be assigned (by contract, asset sale, stock sale, merger, consolidation or otherwise) by any party without the prior written consent of the other parties.

         5.4   Entire Agreement; Amendments
               ----------------------------

         This Agreement along with the Schedules and Exhibits attached hereto, the Side Letter, and the documents delivered in connection herewith is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.

         5.5   Interpretation
               --------------

         Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Annexes, Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature page hereto. All references to the words "include" or "including" mean "including without limitation." Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the "Background" portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. Any representation or warranty of a party based upon "knowledge" or similar words of a corporation shall mean the actual knowledge without independent investigation of the senior officers and directors of such corporation as well as such facts or matters that such individuals could reasonably be expected to be aware of or otherwise become aware of in connection with the prudent performance of their duties. The senior officers and directors of Seller and the Company covered by the previous sentence are set forth in Schedule 5.5 hereto. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

         5.6   Waivers
               -------

         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 5.2. The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

         5.7   Expenses
               --------

         Except as otherwise provided in this Agreement, Buyer and Seller (on behalf of itself and the Company) will each pay their own costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions on their part to be performed or complied with, including the fees, expenses and disbursements of their respective counsel and accountants.

         5.8   Partial Invalidity
               ------------------

         Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.

         5.9   Further Assurances
               ------------------

         From time to time following the Closing Date and without further consideration: (a) Seller will as promptly as practicable deliver to Buyer any cash or other property that Seller may receive in respect of receivables relating to the business and operations of the Business (whether attributable to periods before or after the Closing Date); and (b) each party will, at the request of the other party, execute and deliver to the other party such other instruments of conveyance and transfer as a party may reasonably request or as may be otherwise necessary to effect the transactions contemplated by this Agreement or to more effectively convey and transfer to, and vest in, and put in possession of, in the case of Buyer, any part of the Shares or the Assets or, in the case of Seller, the Purchase Consideration. In the case of any agreement, contract, lease, easement or other commitment which is included in the Assets but which cannot be transferred effectively without the consent of a third-party, whose consent has not been obtained prior to Closing, Seller will cooperate with Buyer at Buyer's request in trying to promptly obtain such consent; provided, however, that Seller shall not be required to incur any material cost or expense in complying with the foregoing. In addition, no party shall issue any press releases or public notices regarding this transaction without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed, and except for press releases and public notices which such party has been advised by counsel may be required by law or regulation (including stock exchange regulation.).

         5.10   Access to Books and Records
                ---------------------------

         Buyer shall afford to the Seller and the Seller's auditing staff, accountants, counsel and other authorized representatives, upon reasonable notice and without undue interruption to Buyer's business, full access during normal business hours to the books and records of the Business pertaining to its operations prior to the Closing Date, including but not limited to all audit and tax work papers (or after the Closing Date to the extent necessary to allow the Seller to accurately file its tax returns) after the Closing.

         5.11   Corporate Name
                --------------

         From and after the Closing, Seller shall continue to have all rights to the name "Diploma, Inc." and all formatives and any variants or derivatives thereof and Buyer shall have no rights whatsoever to the use of such name or mark or any formatives, variant or derivatives of such name or mark in the conduct of its business and Buyer shall use all commercially reasonable efforts to change the name of the Parent to a name that does not use "Diploma" in any way as soon as practicable following the Closing Date and in no event later than 20 calendar days following the Closing Date.

         5.12   Counterparts
                ------------

         This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each party, will have been delivered to Buyer and Seller. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.


         5.13   Third-Party Beneficiaries
                -------------------------

         This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

         5.14   No Consequential or Special Damages
                -----------------------------------

         To the extent permitted by applicable law, each party hereto irrevocably waives any right such party may have to consequential, punitive or special damages or any other similar entitlement.

         5.15   Guarantee
                ---------

         Buyer is an indirect wholly-owned subsidiary of Black Box Corporation. Black Box Corporation hereby unconditionally guarantees the payment and performance of any and all of Buyer's liabilities and obligations hereunder and those under any ancillary agreements or documents executed and delivered in connection with this Agreement. Seller and Shareholder may seek remedies directly from Black Box Corporation without first exhausting its remedies against Buyer.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

WITNESS:                                       BLACK BOX CORPORATION
                                               OF PENNSYLVANIA


                                               By:      /S/ FRED C. YOUNG
----------------------------------                -----------------------------
                                                             Authorized Officer


WITNESS:                                       DIPLOMA P.L.C.


                                               By:      /S/ BRUCE McK. THOMPSON
----------------------------------                -----------------------------
                                                             Authorized Officer


WITNESS:                                       BLACK BOX CORPORATION
                                               (Solely as to Section 5.15)


                                               By:       /S/ FRED C. YOUNG
----------------------------------                -----------------------------
                                                           Authorized Officer

                                List of Schedules
                                -----------------

              Schedule                                Description
              --------                                -----------
               2.1(a)                  Subsidiaries
               2.1(c)                  Predecessors; Fictitious Names
               2.1(d)                  Organizational Documents of Parent
               2.1(e)                  Organizational Documents of Company
               2.2(a)                  Capitalization
               2.5                     Third Party Consents
               2.6(b)                  Liens on Real Property
               2.6(c)                  Real Property
               2.6(d)                  Tangible Personal Property
               2.6(e)                  Real Property Leases
               2.6(g)                  Real Property Exceptions
               2.7(c)                  Litigation and Claims
               2.8(b)                  Insurance Coverage
               2.9                     Adverse Changes
               2.10(a)                 Financial Statements Standard
               2.11                    Tax Returns
               2.12(a)                 Employment and Labor Matters
               2.12(b)                 Collective Bargaining Agreements
               2.12(f)                 Employees
               2.13                    Employee Benefit Plans
               2.15                    Intellectual Property
               2.16(e)                 Warranties
               2.17(a)                 Principal Customers and Suppliers
               2.17(b)                 Suppliers
               2.20                    Environmental Matters
               5.5                     Senior Officers and Directors of Seller and the Company


                                List of Exhibits
                                ----------------

          Exhibit                        Description                                       Section Reference
          -------                        -----------                                       -----------------
             A               Escrow Agreement                                                 1.2(b)
             B               Opinion of Seller's Counsel                                      1.4(a)(iii)
             C               Noncompetition Agreement                                         1.4(a)(iv)
             D               Secretary's Certificate of Seller                                1.4(a)(viii)
             E               Secretary's Certificate of Parent                                1.4(a)(ix)
             F               Opinion of Buyer's Counsel                                       1.4(b)(iii)
             G               Secretary's Certificate of Buyer                                 1.4(b)(v)
             H               Financial Statements                                             2.10